Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Starts 2017 With Strong Profitability
Broad Business Model Moderates Impact of Severe Weather

NORTHBROOK, Ill., May 2, 2017 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2017.

The Allstate Corporation Consolidated Highlights
	Three months ended March 31,
($ in millions, except per share data and ratios)	2017	2016	% / pts Change
Consolidated revenues	$9,434	$8,871	6.3
Net income applicable to common shareholders	666	217	206.9
per diluted common share	1.79	0.57	214.0
Operating income*	608	322	88.8
per diluted common share*	1.64	0.84	95.2
Return on common shareholders’ equity
Net income applicable to common shareholders	11.6%	8.3%	3.3 pts
Operating income*	11.9%	10.2%	1.7 pts
Book value per common share	52.41	48.89	7.2
Property-Liability combined ratio
Recorded	93.6	98.4	(4.8) pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	84.8	87.2	(2.4) pts
Catastrophe losses	781	827	(5.6)

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

"We are off to a strong start in 2017 on both operating priorities and strategic initiatives. The value of providing customers a broad range of protection products across North America was evident as significant catastrophe losses from large hail storms were offset by favorable winter weather that reduced the number of auto accidents. Overall net income was $666 million, $1.79 per share, for the first quarter, a significant increase compared to last year,” said Tom Wilson, chairman and chief executive officer of The Allstate Corporation. “We made excellent progress on our operating priorities of better serving customers, achieving economic returns on capital and proactively managing investments. First quarter results for the investment portfolio were solid as investment income increased to $748 million and total return was 1.6%. Allstate Financial generated $110 million of operating income due to higher investment results.

“We also made progress on increasing the customer base and building long-term growth platforms. The acquisition of SquareTrade closed in January, expanding our product offerings and distribution and increasing policies in force to over 73 million. The number of auto insurance policies, however, declined for the Allstate, Esurance and Encompass brands, reflecting the continued impact of auto insurance profit improvement plans put in place in 2015. Allstate Benefits continued its 17-year record of growth with policies increasing by 7% to 4 million. We also continue to invest in a number of innovative protection services such as Arity and Allstate Roadside. Overall we made progress on achieving our purpose of serving customers, shareholders and communities, which enhances our reputation and strengthens our business. See How Corporations Can Be A Force For Good,” concluded Wilson.

Operating Results: First Quarter 2017

•	Total revenue of $9.4 billion in the first quarter of 2017 increased by 6.3% compared to the prior year quarter.

◦	Property-liability insurance premiums increased 3.1%

◦	Allstate Financial premiums and contract charges rose 4.8%

◦	Net investment income increased 2.3%

◦	Realized capital gains were $134 million, compared to losses of $149 million in the prior year quarter

•
Net income applicable to common shareholders was $666 million, or $1.79 per diluted share, in the first quarter of 2017, compared to $217 million, or $0.57 per diluted share, in the first quarter of 2016. Operating income* was $608 million in the first quarter of 2017, compared to $322 million in the first quarter of 2016.

•
Property-liability net income of $652 million was $430 million higher than the first quarter of 2016. Underwriting income of $507 million was $382 million above the prior year quarter, driven by a lower loss ratio, which was a result of increased average premiums, improved loss trends, favorable prior year reserve releases and lower catastrophe losses.

◦
The underlying combined ratio* of 84.8 for the first quarter of 2017 was 2.4 points lower than the first quarter of 2016, reflecting improvement in the auto underlying loss ratio across all three underwritten brands. This was partially offset by an increased Allstate brand auto expense ratio, driven by investments in growth, and a higher Allstate brand homeowners underlying combined ratio compared to a very favorable first quarter of 2016. Homeowners underlying margins remain in our targeted range of performance. The annual outlook range for the underlying combined ratio is 87-89(1).

Property-Liability Results
	Three months ended March 31,
(% to earned premiums)	2017	2016	pts Change
Recorded Combined Ratio	93.6	98.4	(4.8)
Allstate Brand Auto	90.6	99.0	(8.4)
Allstate Brand Homeowners	93.7	93.4	0.3
Allstate Brand Other Personal Lines	93.1	92.6	0.5
Esurance	102.4	106.2	(3.8)
Encompass	111.7	105.8	5.9
SquareTrade	159.3	—	NM
Underlying Combined Ratio*	84.8	87.2	(2.4)
Allstate Brand Auto	90.9	95.9	(5.0)
Allstate Brand Homeowners	61.3	59.4	1.9
Allstate Brand Other Personal Lines	78.8	78.1	0.7
Esurance	100.2	105.0	(4.8)
Encompass	86.6	88.3	(1.7)
NM = not meaningful

◦
Allstate brand auto net written premium grew 2.9% in the first quarter of 2017, reflecting a 6.1% increase in average premium compared to the prior year quarter, which was partially offset by a 2.9% decline in policies in force. Actions taken to improve auto insurance margins continue to impact average premium and policy in force trends. As margins improve we are investing in expanding our distribution capacity and marketing. The recorded combined ratio of 90.6 in the first quarter of 2017 was 8.4 points better than the prior year quarter and was favorably impacted by increased average earned premium, lower frequency, 1.8 points of favorable prior year reserve reestimates and lower catastrophe losses. The underlying combined ratio* in the first quarter of 2017 was 5.0 points better than the first quarter of 2016,

__________
(1) A reconciliation of this non-GAAP measure to the combined ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

driven by moderate winter weather in January and February. Quarterly profitability results are subject to fluctuations due to items such as weather patterns, reserve reestimates and expense timing.

◦
Allstate brand homeowners net written premium increased slightly in the first quarter of 2017 compared to the first quarter of 2016, as increased average premium and lower reinsurance costs were offset by a 1.4% decline in policies in force. Homeowner policy growth has been adversely impacted by actions taken to improve auto margins. The recorded combined ratio of 93.7 in the first quarter of 2017 increased 0.3 points compared to the prior year quarter due to a higher expense ratio. The underlying combined ratio* of 61.3 in the first quarter of 2017 continued to reflect strong underlying profitability.

◦
Allstate brand other personal lines net written premium increased 4.2% in the first quarter of 2017 compared to the first quarter 2016, to $368 million. The recorded combined ratio was 93.1 in the first quarter of 2017, an increase of 0.5 points compared to the prior year quarter due to higher expenses and unfavorable prior year reserve development. The underlying combined ratio* was 78.8 in the first quarter of 2017.

◦
Esurance net written premium growth of 1.1% compared to the prior year quarter reflects increased auto average premium. Policy growth was flat in the first quarter of 2017 compared to the first quarter of 2016, as growth in homeowners offset the decline in auto policies. The recorded combined ratio of 102.4 was 3.8 points better in the first quarter of 2017 compared to the first quarter 2016, as a lower expense ratio was only partially offset by a higher loss ratio. The auto loss ratio of 74.4 in the first quarter was 1.0 point higher than the prior year quarter, driven by elevated catastrophe losses and less favorable prior year reserve development. The homeowners loss ratio in the first quarter was 92.9, while the combined ratio of 150.0 includes start-up costs.

◦
Encompass net written premium declined by 10.3% and policies in force were 14.5% lower in the first quarter of 2017 compared to the prior year quarter. Profit improvement actions continue to be implemented in states with inadequate returns, while we implement growth plans in states achieving target margins. As part of our profit actions, in the first quarter Encompass announced the intent to withdraw from Massachusetts starting in late June. The recorded combined ratio of 111.7 in the first quarter of 2017 was above the first quarter of 2016 due to higher catastrophe losses, while the underlying combined ratio* of 86.6 improved compared to the same period a year ago.

◦
SquareTrade net written premium was $81 million and policies in force were 30 million in the first quarter of 2017. The recorded combined ratio was 159.3 and included $23 million of amortization of purchased intangible assets related to the acquisition and is also impacted by investments in growth. The loss ratio in the first quarter was 61.0.

•
Allstate Financial net income was $108 million and operating income was $110 million in the first quarter of 2017. Operating income was $6 million higher than the prior year quarter, largely due to higher investment results in Allstate Annuities.

Allstate Financial Results
	Three months ended March 31,
($ in millions)	2017	2016	% Change
Net Income	$108	$68	58.8
Allstate Life	57	57	—
Allstate Benefits	22	20	10.0
Allstate Annuities	29	(9)	NM
Operating Income	$110	$104	5.8
Allstate Life	59	66	(10.6)
Allstate Benefits	22	23	(4.3)
Allstate Annuities	29	15	93.3

◦
Allstate Life net income was $57 million and operating income was $59 million in the first quarter of 2017. Operating income was $7 million lower than the prior year quarter primarily driven by higher mortality experience and operating expenses.

◦
Allstate Benefits net income and operating income were both $22 million in the first quarter of 2017. Operating income was $1 million lower than the prior year quarter, as increased benefit spread was offset by higher expenses, including guaranty fund assessments.

◦
Allstate Annuities net income and operating income were both $29 million in the first quarter of 2017. Operating income was $14 million higher than the prior year quarter, primarily driven by higher investment spread. We continue to increase performance-based investments to better match the long-term nature of our annuity liabilities.

•
Allstate Investments generated net investment income of $748 million, which was 2.3% or $17 million above the prior year quarter. This increase reflects higher income in both the market and performance-based portfolios.

Allstate Investment Results
	Three months ended March 31,
($ in millions, except ratios)	2017	2016	% / pts Change
Net investment income	$748	$731	2.3
Realized capital gains and losses	134	(149)	NM
Change in unrealized net capital gains, pre-tax	331	963	(65.6)
Total return on investment portfolio	1.6%	2.0%	(0.4)

◦
Carrying value of $81.1 billion at March 31, 2017 declined $656 million compared to the prior year end, as funds used to close the SquareTrade acquisition more than offset market appreciation and operating cash flows.

◦
Net realized capital gains were $134 million in the first quarter of 2017, compared to losses of $149 million in the prior year quarter. Net realized gains on sales of $208 million were partially offset by impairment and change in intent write-downs of $59 million and derivative losses of $15 million.

◦
Total return on the investment portfolio was 1.6% for the first quarter of 2017, which included a stable contribution from net investment income and increased fixed income and equity valuations. The trailing four quarter total return was 4.0%.

Proactive Capital Management
“Allstate returned $371 million of capital to our shareholders during the first quarter through a combination of $122 million in common stock dividends and repurchasing $249 million of outstanding shares,” said Steve Shebik, chief financial officer. “As of March 31, 2017, there was $442 million remaining on the $1.5 billion common share repurchase program. Our operating income return on common shareholders’ equity* of 11.9% for the 12 months ended March 31, 2017, was an increase of 1.7 points compared to the prior year time period. Book value per diluted common share of $52.41 was 7.2% higher than March 31, 2016”, concluded Shebik.

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Wednesday, May 3.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended March 31,
	2017	2016
	(unaudited)
Revenues
Property-liability insurance premiums	$7,959	$7,723
Life and annuity premiums and contract charges	593	566
Net investment income	748	731
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(62)	(91)
OTTI losses reclassified to (from) other comprehensive income	3	10
Net OTTI losses recognized in earnings	(59)	(81)
Sales and other realized capital gains and losses	193	(68)
Total realized capital gains and losses	134	(149)
	9,434	8,871

Costs and expenses
Property-liability insurance claims and claims expense	5,416	5,684
Life and annuity contract benefits	474	455
Interest credited to contractholder funds	173	190
Amortization of deferred policy acquisition costs	1,169	1,129
Operating costs and expenses	1,097	982
Restructuring and related charges	10	5
Interest expense	85	73
	8,424	8,518

Gain on disposition of operations	2	2

Income from operations before income tax expense	1,012	355

Income tax expense	317	109

Net income	695	246

Preferred stock dividends	29	29

Net income applicable to common shareholders	$666	$217

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$1.82	$0.57

Weighted average common shares – Basic	365.7	378.1

Net income applicable to common shareholders per common share – Diluted	$1.79	$0.57

Weighted average common shares – Diluted	371.3	382.9

Cash dividends declared per common share	$0.37	$0.33

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended
	March 31,
	2017	2016
Property-Liability
Premiums written	$7,723	$7,515
Premiums earned	$7,959	$7,723
Claims and claims expense	(5,416)	(5,684)
Amortization of deferred policy acquisition costs	(1,090)	(1,056)
Operating costs and expenses	(936)	(853)
Restructuring and related charges	(10)	(5)
Underwriting income	507	125
Net investment income	311	302
Income tax expense on operations	(255)	(141)
Realized capital gains and losses, after-tax	89	(64)
Net income applicable to common shareholders	$652	$222
Catastrophe losses	$781	$827
Amortization of purchased intangible assets	$25	$9
Operating ratios:
Claims and claims expense ratio	68.0	73.6
Expense ratio	25.6	24.8
Combined ratio	93.6	98.4
Effect of catastrophe losses on combined ratio	9.8	10.7
Effect of prior year reserve reestimates on combined ratio	(1.2)	0.3
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	0.1	(0.1)
Effect of amortization of purchased intangible assets on combined ratio	0.3	0.1
Effect of Discontinued Lines and Coverages on combined ratio	—	—

Allstate Financial
Premiums and contract charges	$593	$566
Net investment income	426	419
Contract benefits	(474)	(455)
Interest credited to contractholder funds	(173)	(184)
Amortization of deferred policy acquisition costs	(75)	(71)
Operating costs and expenses	(135)	(123)
Income tax expense on operations	(52)	(48)
Operating income	110	104
Realized capital gains and losses, after-tax	(1)	(32)
Valuation changes on embedded derivatives that are not hedged, after-tax	—	(4)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(3)	(1)
Gain on disposition of operations, after-tax	2	1
Net income applicable to common shareholders	$108	$68

Corporate and Other
Net investment income	$11	$10
Operating costs and expenses	(93)	(79)
Income tax benefit on operations	30	25
Preferred stock dividends	(29)	(29)
Operating loss	(81)	(73)
Business combination expenses, after-tax	(13)	—
Net loss applicable to common shareholders	$(94)	$(73)

Consolidated net income applicable to common shareholders	$666	$217

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	March 31, 2017	December 31, 2016
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $57,194 and $56,576)	$58,636	$57,839
Equity securities, at fair value (cost $5,026 and $5,157)	5,685	5,666
Mortgage loans	4,349	4,486
Limited partnership interests	5,982	5,814
Short-term, at fair value (amortized cost $2,753 and $4,288)	2,753	4,288
Other	3,738	3,706
Total investments	81,143	81,799
Cash	442	436
Premium installment receivables, net	5,649	5,597
Deferred policy acquisition costs	3,988	3,954
Reinsurance recoverables, net	8,723	8,745
Accrued investment income	577	567
Property and equipment, net	1,067	1,065
Goodwill	2,295	1,219
Other assets	2,923	1,835
Separate Accounts	3,436	3,393
Total assets	$110,243	$108,610
Liabilities
Reserve for property-liability insurance claims and claims expense	$25,628	$25,250
Reserve for life-contingent contract benefits	12,223	12,239
Contractholder funds	20,051	20,260
Unearned premiums	12,705	12,583
Claim payments outstanding	845	879
Deferred income taxes	833	487
Other liabilities and accrued expenses	7,018	6,599
Long-term debt	6,346	6,347
Separate Accounts	3,436	3,393
Total liabilities	89,085	88,037
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand shares issued and outstanding, $1,805 aggregate liquidation preference	1,746	1,746
Common stock, $.01 par value, 900 million issued, 365 million and 366 million shares outstanding	9	9
Additional capital paid-in	3,285	3,303
Retained income	41,208	40,678
Deferred ESOP expense	(6)	(6)
Treasury stock, at cost (535 million and 534 million shares)	(24,887)	(24,741)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	59	57
Other unrealized net capital gains and losses	1,304	1,091
Unrealized adjustment to DAC, DSI and insurance reserves	(107)	(95)
Total unrealized net capital gains and losses	1,256	1,053
Unrealized foreign currency translation adjustments	(53)	(50)
Unrecognized pension and other postretirement benefit cost	(1,400)	(1,419)
Total accumulated other comprehensive loss	(197)	(416)
Total shareholders’ equity	21,158	20,573
Total liabilities and shareholders’ equity	$110,243	$108,610

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Three months ended March 31,
	2017	2016
Cash flows from operating activities	(unaudited)
Net income	$695	$246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	119	91
Realized capital gains and losses	(134)	149
Gain on disposition of operations	(2)	(2)
Interest credited to contractholder funds	173	190
Changes in:
Policy benefits and other insurance reserves	183	459
Unearned premiums	(248)	(205)
Deferred policy acquisition costs	14	(7)
Premium installment receivables, net	(19)	11
Reinsurance recoverables, net	11	(40)
Income taxes	284	(26)
Other operating assets and liabilities	(219)	(152)
Net cash provided by operating activities	857	714
Cash flows from investing activities
Proceeds from sales
Fixed income securities	7,083	6,216
Equity securities	2,601	1,664
Limited partnership interests	210	180
Other investments	24	94
Investment collections
Fixed income securities	1,029	949
Mortgage loans	223	79
Other investments	174	43
Investment purchases
Fixed income securities	(8,800)	(5,401)
Equity securities	(2,383)	(1,733)
Limited partnership interests	(268)	(270)
Mortgage loans	(86)	(44)
Other investments	(219)	(253)
Change in short-term investments, net	1,572	(1,357)
Change in other investments, net	(10)	(19)
Purchases of property and equipment, net	(74)	(52)
Acquisition of operations	(1,356)	—
Net cash (used in) provided by investing activities	(280)	96
Cash flows from financing activities
Repayments of long-term debt	—	(16)
Contractholder fund deposits	257	261
Contractholder fund withdrawals	(483)	(492)
Dividends paid on common stock	(122)	(115)
Dividends paid on preferred stock	(29)	(29)
Treasury stock purchases	(264)	(456)
Shares reissued under equity incentive plans, net	67	30
Excess tax benefits on share-based payment arrangements	—	12
Other	3	31
Net cash used in financing activities	(571)	(774)
Net increase in cash	6	36
Cash at beginning of period	436	495
Cash at end of period	$442	$531

The following table presents the investment portfolio by strategy as of March 31, 2017.

($ in millions)	Total	Market-Based	Performance-Based
Fixed income securities	$58,636	$58,568	$68
Equity securities	5,685	5,578	107
Mortgage loans	4,349	4,349	—
Limited partnership interests	5,982	518	5,464
Short-term investments	2,753	2,753	—
Other	3,738	3,203	535
Total	$81,143	$74,969	$6,174

Property-Liability	$42,000	$38,721	$3,279
Allstate Financial	36,610	33,715	2,895
Corporate & Other	2,533	2,533	—
Total	$81,143	$74,969	$6,174

The following table presents investment income by investment strategy for the three months ended March 31.

	Three months ended March 31,
($ in millions)	2017	2016
Market-Based:
Property-Liability	$272	$260
Allstate Financial	374	370
Corporate & Other	13	12
Total Market-Based	659	642

Performance-Based:
Property-Liability	67	66
Allstate Financial	73	67
Corporate & Other	—	—
Total Performance-Based	140	133

Investment income, before expense	799	775
Investment expense	(51)	(44)
Net investment income	$748	$731

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Operating income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•	valuation changes on embedded derivatives that are not hedged, after-tax,

•
amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•	business combination expenses and the amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to operating income.
We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income applicable to common shareholders and operating income. Taxes on adjustments to reconcile net income applicable to common shareholders and operating income generally use a 35% effective tax rate and are reported net with the reconciling adjustment. If the effective tax rate is other than 35%, this is specified in the disclosure.

($ in millions, except per share data)	For the three months ended March 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2017	2016	2017	2016	2017	2016	2017	2016
Net income applicable to common shareholders	$652	$222	$108	$68	$666	$217	$1.79	$0.57
Realized capital gains and losses, after-tax	(89)	64	1	32	(88)	96	(0.24)	0.25
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	—	4	—	4	—	0.01
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	3	1	3	1	0.01	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	(1)	—	—	—	(1)	—	—
Business combination expenses and the amortization of purchased intangible assets, after-tax	16	6	—	—	29	6	0.08	0.01
Gain on disposition of operations, after-tax	—	—	(2)	(1)	(2)	(1)	—	—
Operating income*	$579	$291	$110	$104	$608	$322	$1.64	$0.84
Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of operating income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2017	2016
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$2,210	$1,624
Denominator:
Beginning common shareholders’ equity (1)	$18,594	$20,433
Ending common shareholders’ equity (1)	19,412	18,594
Average common shareholders’ equity	$19,003	$19,514
Return on common shareholders’ equity	11.6%	8.3%

($ in millions)	For the twelve months ended March 31,
	2017	2016
Operating income return on common shareholders’ equity
Numerator:
Operating income	$2,124	$1,819

Denominator:
Beginning common shareholders’ equity	$18,594	$20,433
Unrealized net capital gains and losses	1,200	2,137
Adjusted beginning common shareholders’ equity	17,394	18,296

Ending common shareholders’ equity	19,412	18,594
Unrealized net capital gains and losses	1,256	1,200
Adjusted ending common shareholders’ equity	18,156	17,394
Average adjusted common shareholders’ equity	$17,775	$17,845
Operating income return on common shareholders’ equity*	11.9%	10.2%
_____________
(1) Excludes equity related to preferred stock of $1,746 million.
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following tables reconcile the respective combined ratio to the underlying combined ratio.

Property-Liability	Three months ended March 31,
	2017	2016
Combined ratio	93.6	98.4
Effect of catastrophe losses	(9.8)	(10.7)
Effect of prior year non-catastrophe reserve reestimates	1.3	(0.4)
Effect of amortization of purchased intangible assets	(0.3)	(0.1)
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)*	84.8	87.2

Effect of prior year catastrophe reserve reestimates	0.1	(0.1)
Underwriting margin is calculated as 100% minus the combined ratio.

Allstate Brand - Total	Three months ended March 31,
	2017	2016
Combined ratio	91.8	97.6
Effect of catastrophe losses	(9.8)	(11.2)
Effect of prior year non-catastrophe reserve reestimates	1.5	(0.3)
Underlying combined ratio*	83.5	86.1

Effect of prior year catastrophe reserve reestimates	—	(0.1)

Allstate Brand - Auto Insurance	Three months ended March 31,
	2017	2016
Combined ratio	90.6	99.0
Effect of catastrophe losses	(1.3)	(2.9)
Effect of prior year non-catastrophe reserve reestimates	1.6	(0.2)
Underlying combined ratio*	90.9	95.9

Effect of prior year catastrophe reserve reestimates	(0.2)	(0.1)

Allstate Brand - Homeowners Insurance	Three months ended March 31,
	2017	2016
Combined ratio	93.7	93.4
Effect of catastrophe losses	(34.1)	(34.2)
Effect of prior year non-catastrophe reserve reestimates	1.7	0.2
Underlying combined ratio*	61.3	59.4

Effect of prior year catastrophe reserve reestimates	0.1	(0.3)

Allstate Brand - Other Personal Lines	Three months ended March 31,
	2017	2016
Combined ratio	93.1	92.6
Effect of catastrophe losses	(14.6)	(16.0)
Effect of prior year non-catastrophe reserve reestimates	0.3	1.5
Underlying combined ratio*	78.8	78.1

Effect of prior year catastrophe reserve reestimates	1.8	—

Encompass Brand - Total	Three months ended March 31,
	2017	2016
Combined ratio	111.7	105.8
Effect of catastrophe losses	(23.7)	(13.3)
Effect of prior year non-catastrophe reserve reestimates	(1.4)	(4.2)
Underlying combined ratio*	86.6	88.3

Effect of prior year catastrophe reserve reestimates	0.7	0.3

Underlying loss ratio is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the loss ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends that may be obscured by catastrophe losses and prior year reserve reestimates. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the loss ratio. The underlying loss ratio should not be considered a substitute for the loss ratio and does not reflect the overall loss ratio of our business.
The following table reconciles the Esurance brand combined ratio to the Esurance brand underlying loss ratio and underlying combined ratio.

Esurance Brand - Total	Three months ended March 31,
	2017	2016
Combined ratio	102.4	106.2
Effect of catastrophe losses	(1.9)	(0.7)
Effect of prior year non-catastrophe reserve reestimates	—	1.0
Effect of amortization of purchased intangible assets	(0.3)	(1.5)
Underlying combined ratio*	100.2	105.0
Expense ratio, excluding the effect of amortization of purchased intangible assets	(27.2)	(31.9)
Underlying loss ratio*	73.0	73.1

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